Exhibit 99.1

IDENTIV REGAINS COMPLIANCE WITH NASDAQ LISTING RULES

FREMONT, Calif., May 24, 2016 — Identiv, Inc. (NASDAQ: INVE) today announced the receipt of a letter dated May 18, 2016 from the NASDAQ Stock Market notifying the Company that it has regained compliance with NASDAQ Listing Rules 5250(c)(1) and 5620(a).

The notification followed the completion of the Company’s 2016 Annual Meeting of Stockholders (“AGM”), which was held on May 12, 2016. At the AGM, over 72% of the total shares entitled to vote were represented and all proposals were approved.

On January 26, 2016, the Company was notified that the NASDAQ Listing Qualifications Panel (“the Panel”) had granted the Company’s request to remain listed on the NASDAQ Capital Market (“NASDAQ”), subject to the Company becoming current in its periodic filings with the Securities and Exchange Commission (“SEC”) by March 30, 2016, and holding its annual shareholder meeting on or before May 12, 2016. Identiv filed its delinquent periodic filings in March 2016. As a result of regaining compliance, the Company’s common stock will continue to be listed on NASDAQ and the listing qualification matters previously disclosed by the Company have been closed.

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About Identiv

Identiv, Inc. is the leading global player in physical security and secure identification. Identiv’s products, software, systems, and services address the markets for physical and logical access control and a wide range of RFID-enabled applications. Customers in the government, enterprise, consumer, education, healthcare, and transportation sectors rely on Identiv’s access and identification solutions. Identiv’s mission is to secure the connected physical world: from perimeter to desktop access, and from the world of physical things to the Internet of Everything. Identiv is a publicly traded company and its common stock is listed on the NASDAQ Capital Market in the U.S. under the symbol “INVE”. For more information, visit identiv.com.

Investor Relations Contact:

IR@identiv.com

Media Contact:

press@identiv.com